Exhibit 99.1
Richard Lewis Communications, Inc.
public relations • advertising • marketing
35 West 35th Street, Suite 505, New York, NY 10001-2205
Telephone: 212/827-0020 Fax: 212/827-0028 E-mail: rlc@rlcinc.com
www.rlcinc.com
FOR IMMEDIATE RELEASE
NYMAGIC, INC. REPORTS 2007 FOURTH QUARTER RESULTS, DECLARES DIVDEND AND INCREASES COMMON STOCK REPURCHASE PROGRAM
     New York, March 6, 2008 — NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the fourth quarter ended December 31, 2007. The Company reported a net loss for the three months ended December 31, 2007 of $8.3 million, or $.93 per share, compared with net earnings of $7.4 million, or $.80 per diluted share, for the fourth quarter of 2006. Net earnings for the year ended December 31, 2007 totaled $13.4 million, or $1.46 per diluted share, compared with $29.9 million, or $3.25 per diluted share, for the year ended December 31, 2006.
     Included in results of operations for the three months ended December 31, 2007 were after tax charges of $3.5 million, or $.39 per share, resulting from the write-off of computer software, and after tax charges of $1.1 million, or $.13 per share, resulting from expenses incurred while negotiating a major investment in another company that was not consummated.
     Net realized investment losses after taxes were $4.5 million, or $.51 per share, for the fourth quarter of 2007, as compared with net realized investment losses after taxes of $31,000, or $.00 per diluted share, for the same period of 2006. Net realized investment losses after taxes for the year ended December 31, 2007 were $4.5 million, or $.49 per diluted share, compared with net realized investment losses of $262,000, or $.03 per diluted share, for the same period in 2006. The realized investment losses in the fourth quarter of 2007 were almost entirely attributable to the decline in the current market value of “super senior” residential mortgage backed securities held by the Company. These securities are rated AAA by S&P, are collateralized by pools of “Alt A” mortgages, and receive priority payments from these pools. “Alt A” mortgages are residential home loans made to individuals who maintain credit scores similar to those individuals receiving prime loans. They are not considered subprime mortgages. The Company expects to collect the full amount of its investment if these securities are held to maturity, but current conditions in the financial markets have led the Company to record other-than-temporary declines in their current market value in its financial statements.

     Since December 31, 2007, the market value of the Company’s “super senior” residential mortgage backed securities has declined by an additional $23.5 million (pretax). The Company’s investment advisor has indicated that this decline has been influenced by technical factors, including major sales of similar securities by large investors. Any decline in the market value of these securities since December 31, 2007 will be reflected in the Company’s financial statements for the three months ending March 31, 2008. The Company maintains substantial liquidity within the holding company and its insurance company subsidiaries. The Company remains committed to maintaining the surplus of its insurance subsidiaries at appropriate levels. As stated earlier, the Company believes that it will collect the full amount of its investment if these securities are held to maturity.
     Gross premiums written of $50.1 million and net premiums written of $36.0 million for the fourth quarter of 2007 decreased by 11% and 7%, respectively, from the same period of 2006. However, net premiums earned of $45.3 million for the fourth quarter of 2007 increased by 12% compared with the same period of last year.
     Gross premiums written of $228.4 million decreased by 5% for the year ended December 31, 2007 compared to the same period of 2006. However, net premiums written of $167.9 million increased by 8% for the year ended December 31, 2007 over the same period of 2006, and net premiums earned of $166.1 million for the year ended of 2007 increased by 9% compared with the same period last year.
     The Company’s loss ratio was 56.9% and 54.1% for the three months and year ended December 31, 2007, respectively. This compared with a loss ratio of 57.8% and 56.7% for the same periods of 2006. Favorable loss reserve development amounted to $2.1 million and $2.4 million during the fourth quarters of 2007 and 2006, respectively. Favorable loss reserve development amounted to $13.8 million and $7.7 million for the years ended of 2007 and 2006, respectively. Favorable loss development during 2007 included a $6.2 million net benefit from a novation completed with CRM Holdings during the year.
     The Company’s combined ratio was 106.3% and 98.5% for the three months and year ended December 31, 2007, respectively. This compared with a combined ratio of 101.3% and 98.0% for the same periods of 2006. Expenses related to the potential investment that was not consummated in the 2007 fourth quarter added 3.8% and 1.1% to the combined ratio for the quarter and year ending December 31, 2007.
     Net investment income decreased by 74% to $3.4 million for the fourth quarter of 2007 compared with $13.1 million for the same period of 2006. For the year ended December 31, 2007, investment income decreased by 26% to $35.5 million as compared with $47.9 million for the same period of 2006. The decrease in the fourth quarter of 2007 investment income was largely due to lower returns on limited partnership hedge funds.

     Total revenues of $36.8 million for the fourth quarter of 2007 decreased by 31% from the same period of 2006. While net premiums earned increased by $5.0 million during the fourth quarter, this was more than offset by declines in other revenue categories: net investment income declined by $9.7 million, realized investment losses increased by $6.9 million and commission and other income declined by $5.2 million. Total revenues of $190.4 million for the year ended December 31, 2007 decreased by 5% from the same period of 2006. While net premiums earned increased by $14.3 million for the year, this increase was also more than offset by declines in other revenue categories: net investment income declined by $12.4 million, realized investment losses increased by $6.5 million and commission and other income declined by $5.4 million.
     At December 31, 2007 the Company’s total cash, investments and net payable for securities purchased amounted to $695.3 million. The investment portfolio at December 31, 2007 consisted of cash, short-term investments and net receivable for securities sold of $199.3 million, or 28.7%; fixed maturities of $241.4 million, or 34.7%; and limited partnership hedge funds and preferred stocks of $254.6 million, or 36.6%.
     During the fourth quarter of 2007, the Company repurchased 317,700 shares of its common stock at a total cost of $7.1 million.
     Book value per share rose to $31.56 at December 31, 2007, an 8.3% increase from book value per share of $29.14 at December 31, 2006.
     A. George Kallop, President and Chief Executive Officer, in commenting on the overall results for the year said, “NYMAGIC had a difficult year during 2007, especially during the second half of the year. Net investment income suffered a substantial decline and the Company incurred some significant investment losses. At the same time, however, we maintained our underwriting discipline in the face of softening insurance markets as reflected by our favorable loss ratios for the year, and we achieved increases in net premiums written and net premiums earned for the year. The increases in net premiums written during 2007 will carry benefits over to 2008, and we are exploring opportunities to enter into new lines to achieve growth in the current market environment. Regrettably we were unable to consummate the acquisition of a major stake in another company because they withdrew from negotiations in light of uncertainties in the financial markets, but we continue to look at new opportunities to better use our capital. NYMAGIC has substantial cash and short-term investments in both the holding company and its insurance company subsidiaries. NYMAGIC is well positioned to capitalize on opportunities as they arise during 2008 and beyond.”
     The Board of Directors of NYMAGIC, INC. also announced today that it has declared a dividend to shareholders of eight cents per share, payable on April 3, 2008 to shareholders of record on March 31, 2008 and has increased the authorization under the existing Common Stock Repurchase Plan by $20 million.
     NYMAGIC, INC. will hold a conference call on its fourth quarter 2007 financial results live on Friday, March 7, 2008 at 9:30 A.M. ET. The call will last for up to one hour.

     Investors and interested parties will have the opportunity to listen to and join in the call by calling 800-340-2732 entering ID# 36386022 and registering with the operator. Please call no later than 10 minutes prior to the start of the call to register. A replay of the conference call will be available for 30 days by dialing 800-642-1687 and entering ID 36386022.
     NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in writing ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York and Chicago.
     This report contains certain forward-looking statements concerning the Company’s operations, economic performance and financial condition, including, in particular, the likelihood of the Company’s success in developing and expanding its business. Any forward-looking statements concerning the Company’s operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company’s performance in 2008 and beyond, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, investment results and risk assessments, the estimation of loss reserves and loss reserve development, uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation settlements, bankruptcies and potential legislation, the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001, and hurricanes Katrina and Rita, the occurrence and effects of wars and acts of terrorism, net loss retention, the effect of competition, the ability to collect reinsurance receivables and the timing of such collections, the availability and cost of reinsurance, the possibility that the outcome of any litigation or arbitration proceeding is unfavorable, the ability to pay dividends, regulatory changes, changes in the ratings assigned to the Company by rating agencies, failure to retain key personnel, the possibility that our relationship with Mariner Partners, Inc. could terminate or change, and the fact that ownership of our common stock is concentrated among a few major stockholders and is subject to the voting agreement, as well as assumptions underlying any of the foregoing and are generally expressed with words such as “intends,” “intend,” “intended,” “believes,” “estimates,” “expects,” “anticipates,” “plans,” “projects,” “forecasts,” “goals,” “could have,” “may have” and similar expressions. These and other risks could cause actual results for the 2008 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.
(Comparative Table Attached)

NYMAGIC, INC.
TABLE OF RESULTS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Revenues:
Net premiums earned	$45,302	$40,280	$166,096	$151,834
Net investment income	3,396	13,107	35,489	47,897
Realized investment losses	(6,970)	(48)	(6,903)	(403)
Commission and other income	(4,913)	308	(4,246)	1,138

Total revenues	36,815	53,647	190,436	200,466

Expenses:
Net losses & loss adjustment exp.	25,774	23,294	89,844	86,136
Policy acquisition expenses	11,270	8,895	37,694	31,336
General & administrative expenses	11,128	8,596	36,018	31,401
Interest expense	1,699	1,688	6,726	6,712

Total expenses	49,871	42,473	170,282	155,585

Income (loss) before income taxes	(13,056)	11,174	20,154	44,881

Total income tax expense (benefit)	(4,786)	3,763	6,782	15,031

Net income (loss)	$(8,270)	$7,411	$13,372	$29,850

Earnings (loss) per share:
Basic	$(.93)	$.84	$1.50	$3.39

Diluted	$(.93)	$.80	$1.46	$3.25

Weighted average shares outstanding:
Basic	8,908	8,840	8,896	8,807
Diluted	8,908	9,265	9,190	9,177

	December 31,	December 31,
Balance sheet data:	2007	2006
Shareholders’ equity	$279,446	$270,700
Book value per share (1)	$31.56	$29.14

(1)	Calculated on a fully diluted basis.

Supplementary information:

NYMAGIC Gross Premiums Written
By Segment	Three months ended December 31,			Year ended December 31,
	2007	2006	Change	2007	2006	Change
			(Dollars in thousands)
Ocean marine	$19,374	$25,242	(23%)	$98,689	$104,876	(6%)
Inland marine/fire	5,501	6,243	(12%)	18,625	21,595	(14%)
Other liability	25,194	24,963	1%	110,986	114,754	(3%)

Subtotal	50,069	56,448	(11%)	228,300	241,225	(5%)

Runoff lines (Aircraft)	64	52	NM	88	84	NM

Total	$50,133	$56,500	(11%)	$228,388	$241,309	(5%)

NYMAGIC Net Premiums Written
By Segment	Three months ended December 31,			Year ended December 31,
	2007	2006	Change	2007	2006	Change
			(Dollars in thousands)
Ocean marine	$12,930	$17,191	(25%)	$68,192	$75,243	(9%)
Inland marine/fire	2,068	1,831	13%	6,935	7,097	(2%)
Other liability	20,967	19,632	7%	92,618	72,231	28%

Subtotal	35,965	38,654	(7%)	167,745	154,571	9%
Runoff lines (Aircraft)	39	145	NM	108	289	NM

Total	$36,004	$38,799	(7%)	$167,853	$154,860	8%

NYMAGIC Net Premiums Earned
By Segment	Three months ended December 31,			Year ended December 31,
	2007	2006	Change	2007	2006	Change
			(Dollars in thousands)
Ocean marine	$16,905	$18,271	(7%)	$71,637	$78,350	(9%)
Inland marine/fire	1,894	1,857	2%	6,978	7,793	(10%)
Other liability	26,457	20,007	32%	87,373	65,402	34%

Subtotal	45,256	40,135	13%	165,988	151,545	10%
Runoff lines (Aircraft)	46	145	NM	108	289	NM

Total	$45,302	$40,280	12%	$166,096	$151,834	9%

Investment income results:

	Three months ended		Year ended
	December 31,		December 31,
	2007	2006	2007	2006
		(in millions)
Fixed maturities, available for sale	$2.6	$4.4	$13.9	$11.8
Fixed maturities, trading securities	0.4	0.8	2.3	15.8
Short-term investments	2.6	1.5	8.7	7.8
Equity in earnings (loss) of limited partnerships	(1.7)	7.2	13.0	16.5

Total investment income	3.9	13.9	37.9	51.9
Investment expenses	(0.5)	(0.8)	(2.4)	(4.0)

Net investment income	$3.4	$13.1	$35.5	$47.9

CONTACT:
NYMAGIC, INC.
George R. Trumbull/A. George Kallop, 212-551-0610
          or
Richard Lewis Communications
Richard Lewis, 212-827-0020